Exhibit 99.1

Press Release January 27, 2014

7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports Fourth Quarter 2013 Diluted Earnings Per Share of $0.24

FORT WAYNE, INDIANA, January 27, 2014 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced fourth quarter net income of $55 million, or $0.24 per diluted share, on net sales of $1.9 billion. By comparison, prior year fourth quarter net income was $61 million, or $0.27 per diluted share, on net sales of $1.7 billion, and sequential third quarter 2013 net income was $57 million, or $0.25 per diluted share, on net sales of $1.9 billion. Full-year 2013 net income was $189 million, or $0.83 per diluted share, on net sales of $ 7.4 billion.  By comparison, fiscal year 2012 net income was $164 million, or $0.73 per diluted share, on net sales of $7.3 billion.

When compared to the third quarter of 2013, fourth quarter 2013 results included an additional $4.5 million, or approximately $0.01 per diluted share, of non-cash equity compensation expense primarily related to the company-wide restricted stock unit benefit plan.  The company’s prior year financial results included charges related to refinancing expenses, non-cash impairment charges and certain positive tax adjustments.  Excluding these items from the relevant periods, the company’s adjusted earnings per diluted share would have been $0.20 for the fourth quarter 2012 and $0.77 for the full-year 2012.

“We continued to perform at the top of our industry during 2013, both financially and operationally,” said Chief Executive Officer, Mark D. Millett.  “Annual 2013 pretax income improved 29 percent as a result of our recent capital structure initiatives.  Our steel operations achieved record annual shipments, with the Flat Roll and Structural and Rail divisions attaining individual records.  As expected, fourth quarter steel shipments declined sequentially due to seasonal declines and scheduled maintenance.  However, the segment’s fourth quarter 2013 operating income increased modestly as the expansion in sheet steel metal margins more than offset the lower shipping volumes and reduced long product metal margins.

“Excluding the impact from non-cash unrealized hedging, 2013 full-year operating income for our metals recycling operations was fairly flat, as improved operating costs offset lower shipments,” stated Millett.  “During the fourth quarter, operating income for our metals recycling operations improved slightly, when compared to the third quarter of this year, with improved ferrous metal margins offsetting lower volume and decreased nonferrous profitability.  The ongoing overcapacity of recycled shredding locations throughout the United States, especially in the Southeast, continues to constrain profitability and remains a broad industry challenge.”

Fabricated steel consumption improved during 2013 with estimated domestic joist shipments increasing 14 percent when compared to 2012.  The company’s fabrication business gained market share during the year, achieving a 24 percent increase in 2013 annual shipments, more than tripling annual operating income, and achieving full-year pretax profitably for the first time since the 2008 economic downturn.  Order inquiry continues to improve and is considerably stronger than experienced during the post-2008 economic environment from 2009 through 2012, further supporting the premise of a nonresidential construction market recovery.

Fourth Quarter Review

Based on typical seasonal trends, fourth quarter 2013 shipments across the company’s operating platforms generally decreased when compared to the sequential quarter, slightly contracting revenues despite increased average pricing.   Fourth quarter 2013 operating income for the company’s steel operations was $155 million, an increase of four percent when compared to the third quarter 2013, despite decreased volume.  Steel metal margins expanded in the quarter as average selling values increased more than ferrous raw material costs.  The average selling price per ton for the company’s steel operations increased $11 sequentially to $805 in the fourth quarter 2013, while the average ferrous scrap cost per ton melted increased $7 per ton.

Operating income attributable to the company’s steel sheet operations increased ten percent when compared to the sequential quarter, more than offsetting the five percent decline in operating income from long product operations.  Unlike steel sheet, long product pricing did not increase sufficiently to offset increased ferrous raw material costs in the fourth quarter, especially for structural related steel.  The company’s steel mill production utilization rate was basically unchanged at 88 percent in the fourth quarter 2013, compared to 89 percent in the sequential third quarter.

Operating income from the company’s metals recycling operations was generally unchanged in the fourth quarter 2013, when compared to the sequential quarter, as a 15 percent improvement in ferrous metal margin was offset by decreased shipments and compressed nonferrous metal margins.

The impact of losses from the company’s Minnesota operations for fourth quarter 2013 consolidated net income was $8.1 million, or $0.03 per diluted share, as compared to $10.6 million, or $0.04 per diluted share, in the third quarter 2013.  As referenced in the company’s October earnings release, as production rates and plant availability improved at the iron nugget plant in the third quarter 2013, product yield unexpectedly deteriorated.  During the fourth quarter 2013, the focus to reduce production costs and improve product yield progressed and positive results were achieved.  Certain meaningful adjunct trials that began in the later part of the fourth quarter are planned for completion during the first quarter 2014, at which point we will assess the progress achieved and determine next steps.  Given the increased cost of production while testing occurs, current expectations concerning losses associated with the Minnesota operations for the first quarter of 2014 are anticipated to be similar to those recorded in the fourth quarter.

Full-Year Review

Consolidated 2013 net sales of $7.4 billion and operating income of $387 million were relatively unchanged from 2012 results, despite generally higher shipments, as 2013 full-year metal margins declined for the company’s steel and metals recycling operations.  However, 2013 consolidated pretax income (excluding losses attributable to noncontrolling interests) improved $63 million, or 28 percent, reflecting interest cost savings of $31 million and a reduction in refinancing costs of $38 million, which were associated with the company’s 2012 and early 2013 financing activities.

The company’s annual 2013 steel mill production utilization rate was 88 percent, a six percentage point increase over 2012, with increases from the Structural and Rail and Flat Roll divisions.  Notably the Structural and Rail Division operated at an annual rate of 68 percent for 2013, and for the second half of the year operated at a rate of 71 percent, which is significantly higher than any time since the precipitous decline in the nonresidential construction markets at the end of 2008.  The increased utilization is a result of the benefit of product diversification through the introduction of railroad rail, as well as the continued modest growth in construction.  The average selling price per ton shipped for the company’s steel operations for 2013 was $793, a decrease of $38 per ton as compared to 2012 and the average ferrous cost per ton melted was $25 lower.

“We are optimistic entering 2014,” said Millett. “The broader U.S. economy continues to improve.  We believe the non-service sector portion of domestic GDP has the ability to grow at a higher rate than overall GDP, driven by strengthened asset values, domestic energy investment and increased infrastructure spending.  Steel consumption would benefit from a recovery in the non-service sector of the U.S. economy.  Among others, these sectors include heavy steel consuming automotive, machinery, heavy equipment and construction industries.  We believe our low-cost operations and preferred customer service, combined with the strength of our exceptional employees, uniquely positions us to capitalize on the opportunities ahead.”

Summary Operating Information

The following tables highlight operating results for each of the company’s primary operating platforms. References to operating income in the following paragraphs exclude profit-sharing expenses and amortization pertaining to intangible assets.  Dollar amounts are in thousands, except for per ton data.

Steel Operations

This segment includes five electric-arc-furnace steel mills and related steel finishing and processing facilities, including The Techs. The company’s steel operations produce flat-rolled steel, structural steel, merchant bars, special-bar-quality steel, rebar, rail, and specialty shapes.

	Fourth Quarter		Full Year		Sequential
	2013	2012	2013	2012	3Q 2013
Total Sales	$1,222,907	$1,126,438	$4,768,004	$4,782,240	$1,237,247
External Sales	1,146,701	1,061,419	4,461,457	4,506,788	1,162,429
Operating Income	155,107	117,097	513,227	505,080	148,698
Shipments (tons)	1,542,289	1,457,053	6,119,884	5,832,776	1,585,125
Average External Sales Price Per Ton	$805	$784	$793	$831	$794
Average Ferrous Scrap Cost Per Ton	$356	$343	$353	$378	$349

Metals Recycling and Ferrous Resources Operations

This segment principally includes the company’s metals recycling operations (OmniSource Corporation), a liquid pig iron production facility (Iron Dynamics), and the company’s Minnesota operations.

Metals Recycling & Ferrous Resources

	Fourth Quarter		Full Year		Sequential
	2013	2012	2013	2012	3Q 2013
Total Sales	$907,668	$798,163	$3,663,486	$3,658,952	$948,134
External Sales	572,840	530,258	2,384,841	2,342,598	605,381
Operating Income (Loss)	(13,020)	507	(30,835)	(11,690)	(11,695)
Unrealized Hedging Gain (Loss), Net	(2,626)	9,656	(4,943)	3,389	(2,451)

Metals Recycling (OmniSource)

	Fourth Quarter		Full Year		Sequential
	2013	2012	2013	2012	3Q 2013
Total Sales	$797,034	$741,342	$3,274,866	$3,441,348	$848,043
External Sales	535,549	520,931	2,277,550	2,329,096	577,087
Operating Income	11,667	25,818	63,582	72,473	11,166
Unrealized Hedging Gain (Loss), Net	(1,707)	9,820	(3,990)	3,588	(1,391)
Ferrous Shipments (gross tons)	1,356,258	1,238,143	5,505,995	5,647,058	1,472,418
% Shipments to Company Steel Mills	47%	46%	44%	46%	46%
Nonferrous Shipments (pounds 000’s)	254,876	251,080	1,052,494	1,051,333	263,467

Steel Fabrication Operations

Steel fabrication operations include New Millennium Building Systems, which fabricates steel joists, trusses, and decking used in the construction of non-residential buildings.

	Fourth Quarter		Full Year		Sequential
	2013	2012	2013	2012	3Q 2013
Total Sales	$121,853	$98,301	$439,655	$371,406	$119,268
Operating Income (Loss)	(122)	1,448	7,003	2,114	3,265
Shipments (tons)	101,132	76,870	366,676	295,161	101,590
Average External Sales Price Per Ton	$1,205	$1,278	$1,199	$1,258	$1,174

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.4 billion in 2013, over 6,800 employees, and manufacturing facilities primarily located throughout the United States (including five steel mills, six steel processing facilities, two iron production facilities, over 90 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of a recurrent slowing economy on industrial demand; (2) changes in economic conditions, either generally or in any of the steel or scrap-consuming sectors which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, and other steel-consuming industries; (3) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (4) the impact of domestic and foreign import price competition; (5) risks and uncertainties involving product and/or technology development; and (6) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Conference Call and Webcast

On Tuesday, January 28, 2014, at 9:30 a.m. Eastern Time, Steel Dynamics will host a conference call with investors and analysts to discuss the company’s fourth quarter and full-year 2013 operating and financial results.  We invite you to listen to the live audiocast of the conference call accessible from our website (http://www.steeldynamics.com), or via telephone (the conference call number may also be obtained on our website).   A replay of the discussion will be available on our website until midnight on February 4, 2014.  A podcast/MP3 file of the event will also be available and can be downloaded from our website.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2013	2012	2013	2012	2013

Net sales	$1,864,150	$1,705,001	$7,372,924	$7,290,234	$1,911,738
Costs of goods sold	1,666,154	1,524,904	6,653,780	6,570,336	1,714,546
Gross profit	197,996	180,097	719,144	719,898	197,192

Selling, general and administrative expenses	74,606	69,340	272,777	257,943	67,553
Profit sharing	7,873	6,750	27,764	26,987	8,469
Amortization of intangible assets	7,695	8,722	31,770	35,553	7,897
Impairment charges	—	356	308	8,250	—
Operating income	107,822	94,929	386,525	391,165	113,273

Interest expense, net of capitalized interest	30,664	34,877	127,728	158,585	30,970
Other expense (income), net	111	(3,852)	(4,033)	28,514	(1,852)
Income before income taxes	77,047	63,904	262,830	204,066	84,155

Income taxes	29,146	8,810	99,314	61,785	33,065
Net income	47,901	55,094	163,516	142,281	51,090

Net loss attributable to noncontrolling interests	6,754	5,477	25,798	21,270	6,396

Net income attributable to Steel Dynamics, Inc.	$54,655	$60,571	$189,314	$163,551	$57,486

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$0.25	$0.28	$0.86	$0.75	$0.26

Weighted average common shares outstanding	222,273	219,346	220,916	219,159	220,926

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$0.24	$0.27	$0.83	$0.73	$0.25

Weighted average common shares and equivalents outstanding	240,493	236,890	238,996	236,624	239,001

Dividends declared per share	$0.11	$0.10	$0.44	$0.40	$0.11

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

(dollars in thousands)

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		March 31,	June 30,	September 30,
	2013	2012	2013	2012	2013	2013	2013
Steel Operations*

Shipments (tons)
Flat Roll Division	738,998	713,770	2,904,149	2,717,995	704,290	720,582	740,279
Structural and Rail Division
Structural	259,884	225,100	972,798	887,335	228,089	223,700	261,125
Rail	35,043	37,341	205,808	144,169	52,808	63,274	54,683
Engineered Bar Products Division	123,865	98,858	488,393	535,882	112,821	123,919	127,788
Roanoke Bar Division	150,986	127,952	569,260	581,180	139,950	134,001	144,323
Steel of West Virginia	70,972	73,581	309,868	301,730	80,707	77,975	80,214
The Techs	162,541	180,451	669,608	664,485	151,137	179,217	176,713
Total	1,542,289	1,457,053	6,119,884	5,832,776	1,469,802	1,522,668	1,585,125
Intra-company	(118,336)	(102,772)	(491,252)	(409,612)	(125,370)	(126,288)	(121,258)
External	1,423,953	1,354,281	5,628,632	5,423,164	1,344,432	1,396,380	1,463,867

Production, excluding The Techs (tons)	1,424,492	1,290,567	5,595,918	5,228,190	1,407,508	1,329,322	1,434,596

Net sales
Total	$1,222,907	$1,126,438	$4,768,004	$4,782,240	$1,142,075	$1,165,775	$1,237,247
Intra-company	(76,206)	(65,019)	(306,547)	(275,452)	(80,763)	(74,760)	(74,818)
External	$1,146,701	$1,061,419	$4,461,457	$4,506,788	$1,061,312	$1,091,015	$1,162,429

Operating income before amortization of intangibles	$155,107	$117,097	$513,227	$505,080	$121,589	$87,833	$148,698
Amortization of intangibles	(2,133)	(2,289)	(8,843)	(9,440)	(2,288)	(2,288)	(2,134)
Operating income (Note 1)	$152,974	$114,808	$504,384	$495,640	$119,301	$85,545	$146,564

Metals Recycling and Ferrous Resources Operations**

OmniSource
Ferrous metals shipments (gross tons)
Total	1,356,258	1,238,143	5,505,995	5,647,058	1,342,929	1,334,390	1,472,418
Intra-company	(638,333)	(573,293)	(2,422,736)	(2,586,670)	(553,890)	(548,268)	(682,245)
External	717,925	664,850	3,083,259	3,060,388	789,039	786,122	790,173

Nonferrous metals shipments (thousands of pounds)
Total	254,876	251,080	1,052,494	1,051,333	279,656	254,495	263,467
Intra-company	(3,738)	(3,456)	(18,450)	(18,488)	(3,529)	(6,737)	(4,446)
External	251,138	247,624	1,034,044	1,032,845	276,127	247,758	259,021

Mesabi Nugget shipments (metric tons) - Intra-company	59,460	36,481	215,833	168,633	59,685	44,454	52,234

Iron Dynamics (metric tons) - Intra-company	57,659	57,117	255,303	226,396	64,685	66,285	66,674

Net sales
Total	$907,668	$798,163	$3,663,486	$3,658,952	$914,568	$893,116	$948,134
Intra-company	(334,828)	(267,905)	(1,278,645)	(1,316,354)	(293,440)	(307,624)	(342,753)
External	$572,840	$530,258	$2,384,841	$2,342,598	$621,128	$585,492	$605,381

Operating loss before amortization of intangibles	$(13,020)	$507	$(30,835)	$(11,690)	$(4,309)	$(1,811)	$(11,695)
Amortization of intangibles	(5,238)	(6,110)	(21,633)	(24,818)	(5,515)	(5,440)	(5,440)
Operating loss (Note 1)	$(18,258)	$(5,603)	$(52,468)	$(36,508)	$(9,824)	$(7,251)	$(17,135)

Steel Fabrication Operations***

Shipments (tons)
Total	101,132	76,870	366,676	295,161	77,583	86,371	101,590
Intra-company	(98)	(187)	(1,030)	(242)	(334)	(460)	(138)
External	101,034	76,683	365,646	294,919	77,249	85,911	101,452

Net sales
Total	$121,853	$98,301	$439,655	$371,406	$94,375	$104,159	$119,268
Intra-company	(125)	(277)	(1,401)	(322)	(578)	(564)	(134)
External	$121,728	$98,024	$438,254	$371,084	$93,797	$103,595	$119,134

Operating income (loss) (Note 1)	$(122)	$1,448	$7,003	$2,114	$1,530	$2,330	$3,265

*      Steel Operations include the company’s five steelmaking divisions and The Techs three galvanizing plants.

**    Metals Recycling and Ferrous Resources Operations include OmniSource; Iron Dynamics (all shipments are internal); and Minnesota Operations, including Mesabi Nugget (all shipments have been internal).

***  Steel Fabrication Operations include the company’s joist and deck fabrication operations.

(Note 1) Segment operating income (loss) excludes profit sharing expense.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2013	December 31, 2012
	(unaudited)
Assets
Current assets
Cash and equivalents	$395,156	$375,917
Investments in short-term commercial paper	—	31,520
Accounts receivable, net	720,600	642,363
Inventories	1,314,747	1,202,507
Deferred income taxes	17,964	23,449
Other current assets	25,167	20,469
Total current assets	2,473,634	2,296,225

Property, plant and equipment, net	2,226,134	2,231,198

Restricted cash	23,827	27,749

Intangible assets, net	386,159	416,635

Goodwill	731,996	738,542

Other assets	91,256	105,067
Total assets	$5,933,006	$5,815,416

Liabilities and Equity
Current liabilities
Accounts payable	$414,932	$360,097
Income taxes payable	4,023	16,941
Accrued expenses	214,679	203,008
Current maturities of long-term debt	341,544	29,631
Total current liabilities	975,178	609,677

Long-term debt
Term note	220,000	247,500
Senior notes	1,500,000	1,600,000
Convertible senior notes	—	287,496
Other long-term debt	46,045	37,610
Total long-term debt	1,766,045	2,172,606

Deferred income taxes	556,038	537,304
Other liabilities	23,376	19,173

Commitments and contingencies

Redeemable noncontrolling interests	116,514	98,814

Equity
Common stock	645	637
Treasury stock, at cost	(718,529)	(720,479)
Additional paid-in capital	1,085,694	1,037,687
Retained earnings	2,179,513	2,087,620
Total Steel Dynamics, Inc. equity	2,547,323	2,405,465
Noncontrolling interests	(51,468)	(27,623)
Total equity	2,495,855	2,377,842
Total liabilities and equity	$5,933,006	$5,815,416

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Operating activities:
Net income	$47,901	$55,094	$163,516	$142,281

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58,839	55,189	230,928	225,216
Impairment charges	—	356	308	8,250
Equity-based compensation	5,892	3,018	15,504	12,481
Deferred income taxes	(871)	64	30,737	54,528
Changes in certain assets and liabilities:
Accounts receivable	52,273	70,373	(78,237)	85,977
Inventories	(118,385)	7,143	(108,025)	13,845
Accounts payable	(12,278)	(13,578)	40,141	(32,593)
Income taxes receivable/payable	(2,522)	4,727	(12,494)	21,644
Other assets and liabilities	35,635	23,922	29,797	(85,935)
Net cash provided by operating activities	66,484	206,308	312,175	445,694

Investing activities:
Purchase of property, plant and equipment	(40,099)	(64,839)	(186,843)	(223,525)
Other investing activities	(1,643)	(32,527)	33,998	31,924
Net cash used in investing activities	(41,742)	(97,366)	(152,845)	(191,601)

Financing activities:
Issuance of current and long-term debt	5,146	—	423,965	1,049,969
Repayment of current and long-term debt	(5,878)	(6,640)	(517,978)	(1,258,842)
Debt issuance costs	(3)	(88)	(6,195)	(13,901)
Proceeds from exercise of stock options, including related tax effect	18,992	1,641	37,508	3,662
Contributions from noncontrolling investors, net	6,449	6,865	17,421	37,808
Dividends paid	(24,348)	(21,923)	(94,812)	(87,633)
Net cash provided by (used in) financing activities	358	(20,145)	(140,091)	(268,937)

Increase (decrease) in cash and equivalents	25,100	88,797	19,239	(14,844)
Cash and equivalents at beginning of period	370,056	287,120	375,917	390,761

Cash and equivalents at end of period	$395,156	$375,917	$395,156	$375,917

Supplemental disclosure information:
Cash paid for interest	$22,109	$30,163	$129,499	$154,136
Cash paid for federal and state income taxes, net	$30,889	$2,944	$72,436	$46,920